                                  RYLAND

                            THE RYLAND GROUP, INC.
                          11000 Broken Land Parkway
                           Columbia, Maryland 21044

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (the "Corporation") will be held at Ryland's corporate headquarters, Fourth Floor, 11000 Broken Land Parkway, Columbia, Maryland, on April 17, 1996, at 9:00 a.m., Eastern Daylight Time, for the following purposes:
1. To elect 10 directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and shall qualify;
2. To ratify the selection of independent public accountants for the Corporation; and
3. To act upon such other business as may properly be brought before the meeting.

Stockholders of record as of the close of business on February 19, 1996, shall be entitled to vote at the meeting or any adjournment thereof. Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it promptly in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

/s/ David Lesser
----------------
David Lesser
Secretary


March 15, 1996

                                PROXY STATEMENT

The proxy enclosed with this Proxy Statement is being solicited by The Ryland Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on April 17, 1996. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 15, 1996. The Annual Report of the Corporation for the year ended December 31, 1995, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by the stockholder at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of Directors requires a plurality of the votes cast with a quorum present. For purposes of the election of Directors, abstentions and broker non-votes are not considered to be votes cast and have no effect on the plurality vote required for the election of Directors. The ratification of the selection of independent public accountants requires the affirmative vote of a majority of the shares of stock of the Corporation present in person or by proxy at the Annual Meeting of Stockholders. For the vote with respect to the ratification of the selection of independent public accountants, abstentions are counted as negative votes and broker non-votes are not counted.

The Corporation may solicit proxies by mail, personal interview, telephone or telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The cost of solicitation of proxies will be borne by the Corporation. Arrangements will be made by the Corporation for the forwarding to beneficial owners, at the Corporation's expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 19, 1996, are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of the Corporation entitled to vote at the meeting are shares of Common Stock and shares of ESOP Series A Convertible Preferred Stock. The holders of Preferred Stock vote together with the holders of Common Stock as one class. There were 15,688,508 shares of Common Stock outstanding as of the close of business on February 19, 1996. There were 939,172 shares of Preferred Stock outstanding as of the close of business on February 19, 1996. Neither Common Stock nor Preferred Stock have cumulative voting rights. Holders of Common Stock and Preferred Stock are entitled to one vote per share on all matters.


                             ELECTION OF DIRECTORS

All Directors (10 in number) are proposed to be elected to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. The proxies solicited hereby, unless directed to the contrary, will be voted FOR the 10 persons named below.

Management has no reason to believe that any nominee will be unable or unwilling to serve as a Director, but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

Name, Age and
Year in which
First Elected              Principal Occupation for Five
a Director                 Prior Years and Other Information
-------------              ---------------------------------
R. Chad Dreier             Chairman of the Board of Directors of the
48 (1993)                  Corporation since December 1994; President
                           and Chief Executive Officer of the Corporation
                           since November 1993; Executive Vice President and
                           Chief Financial Officer of Kaufman and Broad Home
                           Corporation from 1986 until 1993.

James A. Flick, Jr.        President, Chief Executive Officer and Director
61 (1990)                  of Dome Corporation (real estate development
                           and management services) since 1994; Executive Vice
                           President of Legg Mason Walker Wood, Inc.
                           (investment firm) from 1991 until 1994;  Executive
                           Vice President and Chief Financial Officer of USF&G
                           Corporation (insurance holding company) from 1988
                           until 1991; Director of Forensic Technologies
                           International Corporation; Capital One Financial
                           Corporation; and Bethlehem Steel Credit Affiliates.

Robert J. Gaw              Retired as Executive Vice President of the
62 (1967)                  Corporation and President of Ryland Mortgage
                           Company in January 1996.  Director of Health
                           Services, Inc.; Mac-O-Cheek Farm, Inc.; and
                           Columbia Bank.

Leonard M. Harlan          President of Castle Harlan, Inc. (private merchant-
59 (1984)                  banking firm); President of Castle Harlan Partners
                           II, G.P., Inc. (corporate buyout fund); General
                           Partner of Legend Capital Group, L.P. (corporate
                           buyout fund); Director of Smarte Carte Corporation;
                           MAG Aerospace Industries, Inc.; and
                           Strawberries, Inc.

L.C. Heist                 President, Chief Operating Officer and Director of
64 (1989)                  Champion International Corporation (forest
                           products); Director of The Lyman Farm, Inc.

William L. Jews            President and Chief Executive Officer of Blue Cross
44 (1994)                  Blue Shield of Maryland, Inc. since 1993; President
                           and Chief Executive Officer of Dimensions Health
                           Care from 1990 until 1993; Director of Crown
                           Central Petroleum Corp.; NationsBank, Inc.; and The
                           Shelter Advisory Group.

William G. Kagler          Chairman of the Executive Committee and member of
63 (1985)                  the Board of Directors of Skyline Chili, Inc. from
                           1994 until 1995; Chairman of the Board of Directors
                           of Skyline Chili, Inc. from 1992 until 1994;
                           President of Skyline Chili, Inc. from 1989 until
                           1992; Director of Fifth Third Bankcorp, Union
                           Central Life Insurance Co. and Grand Union Co.

John H. Mullin, III        Chairman of Ridgeway Farm, Inc. (wholesale
54 (1982)                  nursery); Director of The Liberty Corp.; Dillon,
(Note 1)                   Read & Co. Inc.; and ACX Technologies, Inc.

Charlotte St. Martin       Executive Vice President of Operations and
50 (1996)                  Marketing of Loews Hotels; President and Chief
                           Executive Officer of Loews Anatole Hotel from 1989
                           until 1995; Director of Gibson Greetings, Inc.

John O. Wilson             Executive Vice President and Chief Economist of
57 (1987)                  Bank of America Corporation.

(1) Dillon, Read & Co. Inc. provided financial advisory services for the Corporation during 1995 and is expected to provide such services in 1996.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE VOTES CAST WITH A QUORUM PRESENT.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of the Corporation, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 19, 1996, were:

                                   Amount and Nature          Percent
Name and Address                   of Beneficial Ownership    of Class
----------------                   -----------------------    --------

Invesco PLC and                    1,891,800 (1)              12.06
Invesco Capital Management, Inc.
11 Devonshire Square
London EC2M 4YR
England

Wellington Management Company      1,791,900 (2)              11.42
75 State Street
Boston, MA 02109

FMR Corp.                          1,524,300 (3)              9.72
82 Devonshire Street
Boston, MA 02109

(1) According to Schedule 13G dated February 2, 1996, filed with the Securities and Exchange Commission, all of these shares are owned with shared voting and shared dispositive power.

(2) According to Schedule 13G dated January 31, 1996, filed with the Securities and Exchange Commission, 541,800 of these shares are owned with shared voting power and 1,791,900 of these shares are owned with shared dispositive power. According to Schedule 13G dated February 2, 1996, filed with the Securities and Exchange Commission, 925,200 of these shares are owned by Vanguard/Windsor Fund, Inc., with shared dispositive power.

(3) According to Schedule 13G dated February 14, 1996, filed with the Securities and Exchange Commission, 108,900 of these shares are owned with sole voting power and all of these shares are owned with sole dispositive power.

The Corporation's Retirement and Stock Ownership Plan is the beneficial owner of 939,172 shares of ESOP Series A Convertible Preferred Stock representing 100 percent of the outstanding shares of Preferred Stock of the Corporation. All of these shares are owned with shared voting and shared dispositive power. The address of the Retirement and Stock Ownership Plan is c/o Wachovia Trust Services, 301 N. Main Street, Winston-Salem, North Carolina 27150.

The following table sets forth, as of February 19, 1996, the number of shares of Common Stock of the Corporation beneficially owned by the Directors of the Corporation, nominees for Director, each of the executive officers named in the Summary Compensation Table, and by the Directors, nominees and executive officers as a group:

                                                      Number of Shares
Name                                                Beneficially Owned (1)
-------------------                                 ----------------------
R. Chad Dreier                                      181,130
Andre' W. Brewster                                   97,380 (2)
James A. Flick, Jr.                                   6,530
Robert  J. Gaw                                      216,704 (3)
Leonard M. Harlan                                     3,380
L. C. Heist                                           9,880
William L. Jews                                       2,500
William G. Kagler                                    12,380
John H. Mullin, III                                  35,980 (4)
Charlotte St. Martin                                      0 (5)
John O. Wilson                                        6,380
Michael D. Mangan                                    17,673
Michael C. Brown                                     14,866
J. Sidney Davenport                                  92,682
Directors and executive officers
  as a group (21 persons)                           837,680


(1) With the exception of Messrs. Dreier and Gaw, no other Director, nominee or executive officer beneficially owns more than 1 percent of the Corporation's outstanding Common Stock. Mr. Dreier beneficially owns 1.2 percent of the outstanding Common Stock of the Corporation, and Mr. Gaw beneficially owns 1.4 percent of the outstanding Common Stock of the Corporation. Directors, nominees and executive officers as a group beneficially own 5.3 percent of the outstanding Common Stock of the Corporation. Except as otherwise indicated in the Notes to the table, all of the shares in the table are owned individually with sole voting and sole dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 19, 1996, as follows: Mr. Dreier, 89,100 shares; Mr. Brewster, 62,380 shares; Mr. Flick, 2,380 shares; Mr. Gaw, 118,500 shares; Mr. Harlan, 2,380 shares; Mr. Heist, 2,380 shares; Mr. Jews, 2,000 shares; Mr. Kagler, 2,380 shares; Mr. Mullin, 2,380 shares; Mr. Wilson, 2,380 shares; Mr. Mangan, 14,850 shares; Mr. Brown, 12,202 shares; Mr. Davenport, 43,558 shares; and Directors and executive officers as a group, 467,604 shares.

Includes shares subject to restricted stock units as follows: Mr. Dreier, 52,984 shares; Mr. Gaw, 4,312 shares; Mr. Mangan, 1,787 shares; Mr. Brown, 1,291 shares; Mr. Davenport, 2,141 shares; and executive officers as a group, 72,745 shares.

Does not include shares of ESOP Series A Convertible Preferred Stock which have been allocated to participants' accounts under the Corporation's Retirement and Stock Ownership Plan as follows: Mr. Dreier, 142 shares; Mr. Mangan, 166 shares; Mr. Brown, 1,224 shares; Mr. Davenport, 2,065 shares; and executive officers as a group, 8,140 shares.

(2) In accordance with the Corporation's bylaws, Mr. Brewster is not standing for re-election, as he attained the age of 70 prior to the 1996 Annual Meeting of Stockholders. Does not include 3,200 shares owned by Mr. Brewster's wife, as to which he disclaims beneficial ownership.

(3) Does not include 1,000 shares owned by the Gaw Investment Group, as to which Mr. Gaw disclaims beneficial ownership.

(4) Does not include 5,000 shares held in the John H. Mullin, Jr. Trust, of which Mr. Mullin is co-trustee, nor 2,500 shares held in Pierrepont Partners, of which Mr. Mullin is a partner, both of which are for the benefit of his children. Does not include 2,500 shares owned by Mr. Mullin's wife, as to which he disclaims beneficial ownership.

(5)  Ms. St. Martin was elected to the Board of Directors on February 21,
1996.

                INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 1995, the Board of Directors held seven meetings. All of the Corporation's Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 1995 with the exception of Mr. Kagler. The Board of Directors of the Corporation has an Audit Committee, Compensation Committee, Finance Committee and Nominating Committee.

The Audit Committee of the Board of Directors is composed of Messrs. Flick, Heist, Jews and Kagler. The Audit Committee reviews the Corporation's financial statements and reports and audit services provided by the Corporation's independent public accountants as well as the duties, responsibilities and reports of the Corporation's internal auditors. During 1995, four meetings of the Audit Committee were held.

The Compensation Committee of the Board of Directors determines or recommends the amount and form of compensation awarded to executive officers and key employees of the Corporation as well as awards and distributions under the Corporation's various employee compensation plans. Messrs. Flick, Heist, Jews and Kagler serve as its members. During 1995, the Compensation Committee held three meetings.

The Finance Committee of the Board of Directors is composed of Messrs. Brewster, Gaw, Harlan, Mullin and Wilson. The Finance Committee reviews the financing activities of the Corporation. There were five meetings of the Finance Committee during 1995.

The Nominating Committee is responsible for recommending to the Board of Directors candidates to fill vacancies on the Board and making recommendations with respect to the composition of the committees of the Board. Messrs. Brewster, Flick, and Harlan are the members of the Nominating Committee, which held seven meetings during 1995. The Nominating Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of the Corporation and should identify the nominee by name and provide information about the nominee's background and experience.

                            COMPENSATION OF DIRECTORS

Each Director who is not an employee receives an annual fee of $19,500. Each non-employee Director is paid an additional $1,000 for each meeting attended of the Board of Directors and of committees of the Board of Directors of which he or she is a member. A Director may elect to have all or any part of his or her annual fee and meeting fees deferred under the Corporation's Deferred Director Fee Plan. Under this Plan, amounts elected to be deferred are not included in a Director's gross income for tax purposes until actually distributed to the Director. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board of Directors.

The Corporation maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 1995, the Corporation granted each non-employee Director an option to purchase 1,000 shares of Common Stock at an exercise price of $14.00 per share. The exercise price was the market price of the Common Stock on the date of grant.

Stock options fully vest and become exercisable six months after the date of grant, unless a Director's service on the Board of Directors ceases, in which case all stock options fully vest and are exercisable. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors regardless of their stated expiration dates.

During 1995, the Corporation donated $5,000 to charitable organizations designated by each Director.

           1995 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

The Corporation's mission is to become a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, the Corporation is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders' equity. The Compensation Committee is committed to implementing a compensation program which furthers the Corporation's mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of the Corporation's business strategies:

  All executive officers', including the Chief Executive Officer's, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

  A significant portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary interest provides a close identification with the Corporation and aligns executive officers' interests with those of stockholders. This promotes a continuing focus on building profitability and stockholder value.

  Compensation opportunities should enhance the Corporation's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom the successful operation and management of the Corporation depend.

Components of Compensation

The Compensation Committee relates total compensation levels for the Corporation's Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

The peer group companies used for compensation purposes include many of the same companies which comprise the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement. However, the Compensation Committee believes that the Corporation's competitors for executive talent also include other companies not included in this Index. Therefore, the Committee also reviews general industry survey data on companies of comparable revenue size.

The key elements of the Corporation's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive's total compensation package.

Base Salary

The Compensation Committee regularly reviews each executive's base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee's judgment of sustained levels of individual contribution to the Corporation.

Effective December 25, 1995, Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation, received a 5 percent increase in base salary from $600,000 to $630,000 in recognition of the progress made by the Corporation during 1995 to strengthen its financial condition and position it for improved profitability.

Annual Incentives

The annual incentive program promotes the Corporation's pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and, in some cases, individual performance goals. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units. For 1995, the Compensation Committee did not adjust any executive officer's annual incentive payout based on a subjective judgment of executive performance.

Under the terms of his employment agreement, Mr. Dreier is eligible for an annual bonus each year during the term of this agreement equal to 0.75 percent of the consolidated pretax income of the Corporation, as adjusted by the Compensation Committee to eliminate the effect of unusual items. See "Employment Agreements" on page 12 of this Proxy Statement. Although the Corporation reported a loss for 1995, for purposes of calculating Mr. Dreier's 1995 bonus, the Compensation Committee determined that it was appropriate to exclude the impact of a fourth-quarter non-cash charge primarily related to the early adoption of an accounting pronouncement and the impact of the second-quarter sale of the Corporation's institutional mortgage-securities administration business, and to include an amount representing an estimate of what the institutional mortgage-securities administration business would have earned in the third and fourth quarters of 1995 had it not been sold.

Eligible executives on the corporate staff and at Ryland Mortgage Company are assigned maximum bonus levels ranging from 50 to 100 percent of base salary. Bonuses are earned based on the extent to which pretax income goals established at the beginning of the year are achieved. Executives in the Corporation's homebuilding operations receive bonuses based on a percentage of the pretax earnings of their business units, with no minimum or maximum bonus amounts.

The Corporation also has a deferred bonus program for certain executive officers whose performances have a direct and immediate impact on the financial results of the Corporation. Payments are earned upon achievement of 100 percent of the executive's predetermined goals. For each percent achieved above the predetermined goals, the executive may earn one additional percent up to a predefined maximum percent of base salary. Payment of amounts earned under the deferred bonus program is deferred for one year with earnings credited during the deferral period. Executives must be employed by the Corporation at the time of payment. For 1995, the predetermined goals were not met, and no deferred bonuses were earned.

Long-Term Incentives

In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package.

When awarding long-term incentives, the Compensation Committee considers an executive's level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentives are in the form of stock options, restricted stock units and cash.

  Stock Options

Stock options are granted at an option price which is the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of the award can be adjusted based on individual factors and historical award data.

On January 3, 1995, Mr. Dreier received options to purchase 40,000 shares of the Common Stock of the Corporation at an exercise price of $15.00 per share. This size of the stock option grant was determined based on median competitive levels for other chief executive officers of peer group companies.

  TRG Incentive Plan

The TRG Incentive Plan provides for awards of cash and restricted stock units based on the Corporation's financial performance during the year. Each year, the Compensation Committee establishes maximum award levels for each executive officer based upon a percentage of the executive's base salary. Executives earn restricted stock units and cash based on the extent to which pre-established financial goals are achieved by the Corporation. Awards are payable one-half in restricted stock units and one-half in cash, with vesting occurring over three years (including the one-year performance period).

Adopted in 1995, the TRG Incentive Plan replaced the Corporation's Long-Term Retirement and Incentive Plan (the "LTRIP"). The LTRIP combined elements of a long-term incentive program with those of a retirement program by vesting stock and cash awards over five years and deferring the payment of cash awards until the executive's separation from the Corporation. The Compensation Committee believed that the cross purposes of the LTRIP created confusion over the intended objectives and benefits of the plan. Consequently, when it adopted the TRG Incentive Plan, the Compensation Committee shortened the payout period for both cash and restricted stock unit awards to three years, but retained the other features of the LTRIP. The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance the Corporation's ability to maintain a stable executive team focused on the Corporation's long-term success.

For 1995, the Compensation Committee designated return on stockholders' equity as the performance measure for purposes of the TRG Incentive Plan. Since the Corporation reported a loss for 1995, including a $27 million after-tax non-cash charge primarily related to the early adoption of an accounting pronouncement, the financial goals for 1995 were not met. However, in view of the non-cash and unusual nature of the charge, the Compensation Committee determined that TRG Incentive Plan awards for 1995 would be paid at 32.3 percent, or one-half of what they would have been had the charge not been taken in 1995.

A maximum award value of 100 percent of base salary was established by the Compensation Committee for Mr. Dreier for 1995. Based upon the Corporation's performance in 1995 (adjusted as described above for the non-cash charge), Mr. Dreier received an award of restricted stock units and cash valued at $193,680 or 32.3 percent of base salary.

Retirement Plans

The Corporation does not sponsor a defined benefit retirement plan but does provide executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in the Corporation's Retirement and Stock Ownership Plan up to the statutory limits. Because of these statutory limits, the Corporation also offers executive officers the ability to defer additional pay and receive corresponding company-matching contributions through the Deferred Compensation Savings Plan.

The Salary Deferral Plan also enables executives to defer receipt of salary and annual bonus, but without company-matching contributions. Earnings credited to deferrals under the Salary Deferral Plan are based on the Corporation's previous year's return on stockholders' equity.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to qualify compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code 162(m) as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions which it deems to be in the interest of the Corporation and its stockholders but which may not qualify for tax deductibility.

Conclusion

The Compensation Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future success, thereby enhancing the value of the Corporation for the stockholders' benefit.

The Compensation Committee will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current and future needs of the Corporation.

Compensation Committee of the Board of Directors
  L.C. Heist, Chairman
  James A. Flick, Jr.
  William L. Jews
  William G. Kagler

                             SUMMARY COMPENSATION TABLE

                                               Annual Compensation
                                           ---------------------------------
                                                                 Other
                                                                 Annual
Name and Principal Position         Year   Salary   Bonus(e)  Compensation(f)
---------------------------         ----   ------   --------  ---------------
Mr. Dreier -
Chairman of the Board               1995  $600,000  $166,577  $  6,082
of Directors,                       1994  $450,000  $321,750  $ 13,489
President and                       1993  $ 30,768  $      0  $ 41,231
Chief Executive
Officer of
The Ryland Group, Inc. (a)

Mr. Gaw -
Former Executive                    1995  $365,000  $277,793  $      0
Vice President of                   1994  $351,923  $353,004  $      0
The Ryland Group, Inc.;             1993  $340,283  $147,375  $      0
Former President of
Ryland Mortgage Company (b)

Mr. Mangan -
Executive Vice President            1995  $275,000  $73,666   $195,814
and Chief Financial                 1994  $ 21,152  $13,737   $    819
Officer of
The Ryland Group, Inc. (c)

Mr. Brown -
President of Ryland                 1995  $152,605  $369,000  $      0
Mortgage Company (d)

Mr. Davenport -
Vice President of                   1995  $245,000  $224,385  $      0
The Ryland Group, Inc.;             1994  $231,923  $257,198  $      0
Executive Vice President            1993  $219,615  $164,000  $      0
President of
Ryland Mortgage Company

                                    Long-Term Compensation
                              ----------------------------------
                                       Awards            Payouts
                                -----------------------  -------
                              Restricted   Securities              All Other
Name and                        Stock      Underlying     LTRIP      Compen-
Principal Position       Year  Awards(g)  Options/SARS  Payouts(h)  sation (i)
-------------------      ----   ------    ------------  ---------   ----------
Mr. Dreier -
Chairman of the Board    1995   $   64,554   40,000      $      0   $124,618
of Directors,            1994   $  151,695   30,000      $      0   $179,411
President and            1993   $1,471,875  100,000      $      0   $110,003
Chief Executive
Officer of
The Ryland Group, Inc.(a)

Mr. Gaw -
Former Executive         1995   $   31,416   20,000      $      0   $ 74,523
Vice President of        1994   $   93,045   15,000      $      0   $121,032
The Ryland Group, Inc.;  1993   $        0    4,500      $520,575   $ 38,900
Former President of
Ryland Mortgage Company (b)

Mr. Mangan -
Executive Vice President 1995   $   23,674   20,000      $      0   $166,715
and Chief Financial      1994   $    4,305   25,000      $      0   $  6,251
Officer of
The Ryland Group, Inc. (c)

Mr. Brown -
President of Ryland      1995   $    9,898   20,000      $      0   $ 26,978
Mortgage Company (d)

Mr. Davenport -
Vice President of        1995   $   15,806   10,000      $      0   $ 49,546
The Ryland Group, Inc.;  1994   $   45,510   10,000      $      0   $ 67,742
Executive Vice           1993   $        0    1,300      $300,577   $ 25,189
President of
Ryland Mortgage Company

(a) Mr. Dreier joined the Corporation in November 1993. In December 1994, the Corporation entered into an employment agreement with Mr. Dreier, the terms of which are discussed under "Employment Agreements" on page 12 of this Proxy Statement.

(b)  Mr. Gaw retired from the Corporation effective January 7, 1996.

(c) Mr. Mangan joined the Corporation in November 1994. In September 1995, the Corporation entered into an employment agreement with Mr. Mangan, the terms of which are discussed under "Employment Agreements" on page 12 of this Proxy Statement.

(d) Mr. Brown was elected President of Ryland Mortgage Company in January 1996. Prior to his election, Mr. Brown held the offices of Senior Vice President and Chief Operating Officer of Ryland Mortgage Company.

(e) Includes performance bonuses for 1995, 1994 and 1993 which were paid in 1996, 1995 and 1994, respectively. For 1995, Mr. Dreier earned $102,030, Mr. Gaw earned $246,375, Mr. Mangan earned $50,000, Mr. Brown earned $139,093 and Mr. Davenport earned $158,564.

Beginning in 1994, the Corporation introduced a deferred bonus program for certain executives whose positions have a direct and immediate impact on the financial results of the Corporation. For 1994, Mr. Gaw earned a deferred bonus of $69,000, and Mr. Davenport earned a deferred bonus of $45,000, both of which are payable in 1996. These amounts are included in the amounts reported for 1994. No deferred bonuses were earned in 1995.

Includes the dollar value of the vested portion (33 1/3 percent) of cash and restricted stock unit awards for 1995 under the TRG Incentive Plan which were paid in 1996 as follows: Mr. Dreier - $64,547; Mr. Gaw - $31,418; Mr. Mangan
- $23,666; Mr. Brown - $9,907; and Mr. Davenport - $15,821.

Mr. Brown and Mr. Davenport were paid bonuses of $220,000 and $50,000, respectively, in connection with the successful sale of the institutional mortgage-securities administration business of Ryland Mortgage Company.

(f) The Corporation reimbursed Mr. Dreier for Medicaid taxes paid on the restricted stock units released to him in November 1995 and 1994. The amounts, including gross-up adjustments, were $6,082 in 1995 and $6,637 in 1994. Amounts for 1995 and 1994 include gross-up adjustments for taxes on reimbursements for relocation expenses (see Note i) as follows: Mr. Dreier 1994 - $6,852, 1993 - $41,231; Mr. Mangan 1995 - $45,814, 1994 - $819. Mr.
Mangan was paid a one-time sign-on bonus of $150,000 in 1995 to compensate him for benefits that were lost when he resigned from his previous employment to join Ryland.

(g) Amounts for 1995 include 66 2/3 percent of the restricted stock units awarded under the TRG Incentive Plan; the remaining 33 1/3 percent of the 1995 award was paid out in early 1996 and, together with 33 1/3 percent of the cash award for 1995, is reported as "Bonus" for 1995. The value of the restricted stock units for 1995 was based upon the $14.00 closing price of the Corporation's Common Stock on December 31, 1995. The restricted stock units awarded for 1995 under the TRG Incentive Plan vest one-third per year over three years (including 1995). Amounts reported for 1994 include 100 percent of the restricted stock units awarded under the Long-Term Retirement and Incentive Plan ("LTRIP") for 1994. The value of the restricted stock units awarded for 1994 was based upon the $15.00 closing price of the Corporation's Common Stock on December 31, 1994. In 1995, the Compensation Committee amended the LTRIP to shorten the vesting and payout period for 1994 awards to three years. As a result, 66 2/3 percent of the 1994 award was paid out in early 1996, and the remaining 33 1/3 percent will be paid out in early 1997.

Under both the LTRIP and the TRG Incentive Plan, following the end of each year, the Corporation distributes shares of Common Stock equal to the number of vested restricted stock units at which time these shares are considered fully paid. Participants in the LTRIP and the TRG Incentive Plan are entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock.

Mr. Dreier was awarded 75,000 restricted stock units upon his employment by the Corporation in 1993. The value of the restricted stock units, which is included as 1993 compensation, was based upon the $19.625 closing price of the Corporation's Common Stock on the date of grant. The units vest, and shares of Common Stock are delivered to Mr. Dreier in five annual installments of 15,000 shares each beginning November 1, 1994. Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock.

At December 31, 1995, the total number and value of all restricted stock units were as follows: Mr. Dreier - 59,724 units, $836,136; Mr. Gaw - 13,210 units, $184,940; Mr. Mangan - 1,978 units, $27,692; Mr. Brown - 2,851 units, $39,914;
and Mr. Davenport - 6,399 units, $89,586.

(h) Amounts in this column represent payouts in cash and Common Stock under the 1979 and 1985 Compensation Unit Plans. Both Plans were terminated in 1993. In 1993, Mr. Gaw received $8,971 under the 1979 Compensation Unit Plan and $511,604 under the 1985 Compensation Unit Plan, and Mr. Davenport received $300,577 under the 1985 Compensation Unit Plan.

(i) Amounts in this column represent the Corporation's contributions to the Retirement and Stock Ownership Plan and the Deferred Compensation Savings
Plan:  Mr. Dreier 1995 - $55,166, 1994 - $8,399; Mr. Gaw 1995 - $34,847, 1994
- $27,081, 1993 - $38,090; Mr. Mangan 1995 - $17,325; Mr. Brown 1995 -
$16,513; and Mr. Davenport 1995 - $28,303, 1994 - $21,879, 1993 - $24,923;
interest earned on balances in the Corporation's Salary Deferral Plan, at a rate in excess of 120 percent of the applicable federal rate: Mr. Dreier 1995
- $2,298; Mr. Gaw 1995 - $4,433; and Mr. Davenport 1995 - $3,751; the value of term life insurance paid under the Corporation's split dollar life insurance plan: Mr. Dreier 1995 - $505, 1994 - $236; Mr. Gaw 1995 - $1,034, 1994 -
$906, 1993 - $810; Mr. Mangan 1995 - $96; Mr. Brown 1995 - $78; and Mr.
Davenport 1995 - $334, 1994 - $351, 1993 - $266; the full amount of cash awards for 1994 under the LTRIP and 66 2/3 percent of the 1995 cash awards under the TRG Incentive Plan: Mr. Dreier 1995 - $64,579, 1994 - $151,713; Mr. Gaw 1995 - $31,424, 1994 - $93,045; Mr. Mangan 1995 - $23,676, 1994 - $4,331;
Mr. Brown 1995 - $9,903; and Mr. Davenport 1995 - $15,825, 1994 - $45,512;
interest earned on cash awards under the LTRIP, at a rate in excess of 120 percent of the applicable federal rate: Mr. Dreier 1995 - $2,070; Mr. Gaw 1995 - $2,785; Mr. Mangan 1995 - $60; Mr. Brown 1995 - $484; and Mr. Davenport
1995 - $1,333; and reimbursements for relocation expenses: Mr. Dreier 1994 - $19,063, 1993 - $110,003; and Mr. Mangan 1995 - $125,558, 1994 - $1,920.

                           EMPLOYMENT AGREEMENTS

In December 1994, the Corporation entered into an employment agreement with Mr. Dreier for an initial period of three years beginning January 1, 1995.
The agreement provides for one-year extensions subject to the right of either party to terminate the agreement upon written notice given at least 180 days prior to the end of such initial period or successive term. In the event of a "change in control" of the Corporation, as defined in the agreement, the term of the agreement is the longer of two years or the remaining term thereunder. Under this agreement, Mr. Dreier will receive a base salary of at least $600,000 per year and is eligible for an annual cash bonus equal to 0.75 percent of the consolidated pretax income of the Corporation, as adjusted by the Compensation Committee to eliminate the effect of nonrecurring gains and losses and other items not reflective of the ongoing ordinary course of business operating performance of the Corporation. If Mr. Dreier's employment were terminated by the Corporation without "cause," as defined in the agreement, Mr. Dreier would receive his salary and benefits for the remaining term of the agreement or 18 months, whichever is greater, as well as a prorated bonus payment. In the event of a "qualifying termination" of Mr. Dreier during a "change-in-control period," as defined in the agreement, he would receive a payment equal to three times his highest annual base salary plus three times the higher of his prior year's bonus or the average annual bonus for the prior three years.

In September 1995, the Corporation entered into an employment agreement with Mr. Mangan for an initial period of three years beginning September 18, 1995. The agreement provides for one-year extensions subject to the right of either party to terminate the agreement upon written notice delivered at least three months prior to the end of such initial period or successive term. In the event of a "change in control" of the Corporation, as defined in the agreement, the term of the agreement is the longer of two years or the remaining term thereunder. Under this agreement, Mr. Mangan will receive a base salary of at least $275,000 per year and an annual targeted cash bonus opportunity of not less than 75 percent of his base salary, with a $50,000 bonus guaranteed for 1995. If Mr. Mangan's employment were terminated by the Corporation without "cause," as defined in the agreement, he would receive his salary and benefits for the remaining term of the agreement or 18 months, whichever is greater, as well as a prorated bonus payment and prorata vesting under the LTRIP and the TRG Incentive Plan. In the event of a "qualifying termination" of Mr. Mangan during a "change-in-control period," as defined in the agreement, he would receive a payment equal to three times his highest annual base salary plus three times the higher of his prior year's bonus or the average annual bonus for the prior three years.

The Corporation has a senior executive severance agreement with Mr. Davenport pursuant to which he would be entitled to receive a lump sum cash payment representing one and one-half times the highest annual compensation paid during the three years prior to termination of employment and accelerated vesting under incentive compensation, stock option and benefit plans of the Corporation upon termination of employment within two years after a "change in control" of the Corporation, as defined in the agreement.

                          STOCK OPTION GRANTS IN 1995

                       Number of            Percent of Total      Exercise
                 Securities Underlying     Options Granted to       Price
Name                Options Granted (a)    Employees in 1995      ($/Share)
------------     ---------------------     ------------------     ---------
Mr. Dreier        40,000                   6.5                    $15.00
Mr. Gaw           20,000                   3.2                    $15.00
Mr. Mangan        20,000                   3.2                    $15.00
Mr. Brown         10,000                   1.6                    $15.00
                  10,000                   1.6                    $14.00
Mr. Davenport     10,000                   1.6                    $15.00

(a) These stock options are exercisable at a rate of 33, 33 and 34 percent per year beginning on the first anniversary of the date of grant.

                                                 Potential Realizable Value
                                                 at Assumed Annual Rates of
                                                  Stock Price Appreciation
                                                  for 10-Year Option Term
                        Expiration
Name                       Date                        5%          10%
-------------           ----------                ----------   ----------
Mr. Dreier               1/3/05                   $377,337       $956,245
Mr. Gaw                  1/3/05                   $188,668       $478,123
Mr. Mangan               1/3/05                   $188,668       $478,123
Mr. Brown                1/3/05                   $ 94,334       $239,061
                        12/29/05                  $ 88,045       $223,124
Mr. Davenport            1/3/05                   $ 94,334       $239,061


                   AGGREGATED STOCK OPTION EXERCISES IN 1995
                       AND YEAR-END STOCK OPTION VALUES

                       Shares Acquired              Value
Name                    on Exercise               Realized (a)
-------------          ---------------            ------------
Mr. Dreier                  0                     $     0
Mr. Gaw                12,000                     $39,750
Mr. Mangan                  0                     $     0
Mr. Brown                   0                     $     0
Mr. Davenport           4,000                     $15,250

(a)  Market price at exercise less exercise price.

                         Number of Securities         Value of Unexercised
                        Underlying Unexercised        In-the-Money Options
                         Options at Year End             at Year End
                      ---------------------------  --------------------------
Name                  Exercisable   Unexercisable  Exercisable   Unexercisable
-------------         -----------   -------------  -----------   -------------
Mr. Dreier            75,900        94,100         $    0         $    0
Mr. Gaw               86,920        31,580         $    0         $    0
Mr. Mangan             8,250        36,750         $4,125         $8,375
Mr. Brown              8,902        26,938         $    0         $    0
Mr. Davenport         40,258        17,142         $    0         $    0

       COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK

                  (Stock Price Appreciation Plus Dividends)

This chart graphs the Corporation's performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor's 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Pulte Corporation, Standard Pacific Corp., Centex Corporation, Clayton Homes, Inc., Kaufman and Broad Home Corporation, Oakwood Homes Corporation and the Corporation.

                            Ryland         S & P 500          Dow Home
Year ended December 31,
1990 (a)                    $100            $100              $100
1991                         149             130               174
1992                         137             140               224
1993                         136             154               285
1994                         106             156               194
1995                         103             213               288

(a) Assumes that the value of the Common Stock of the Corporation and the Indices were $100 on January 1, 1991, and that all dividends were reinvested.

              RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

At the meeting, the Board of Directors of the Corporation will recommend ratification of the selection of Ernst & Young LLP as independent public accountants of the Corporation for 1996. The affirmative vote of the holders of a majority of the shares of stock of the Corporation present in person or by proxy at the Annual Meeting of Stockholders is required for ratification of the selection of independent public accountants of the Corporation. Representatives of Ernst & Young LLP are expected to be present at the meeting to respond to stockholders' questions and to make a statement if they so desire.

                              STOCKHOLDERS' PROPOSALS

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Corporation must be received by the Corporation on or before November 14, 1996, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in the Corporation's Proxy Statement and proxy relating to the 1997 Annual Meeting of Stockholders.

                                  OTHER MATTERS

The Board of Directors knows of no other business to be presented for action at the meeting. If any other business should properly come before the meeting, the proxy holders will vote upon such matters according to their discretion.

By Order of the Board of Directors

\s\ David Lesser
----------------
David Lesser
Secretary

                          PARTICIPANT INSTRUCTION CARD

                            THE RYLAND GROUP, INC.

           Participant Proxy Solicited on Behalf of the Board of Directors
                  Annual Meeting of Stockholders - April 17, 1996

The undersigned participant in The Ryland Group, Inc. Retirement and Stock Ownership Plan ("RSOP") and/or Deferred Compensation Savings Plan ("DCSP"), acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 15, 1996, and hereby instructs Wachovia Bank of North Carolina, N.A., the Trustee, to vote all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Ryland's corporate headquarters, 4th Floor, 11000 Broken Land Parkway, Columbia, Maryland, on Wednesday, April 17, 1996, at 9:00 A.M., Eastern Daylight Time, and at any adjournments thereof.

                    (Continued and to be signed on reverse side)

The shares represented by this instruction card, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, the shares represented by this instruction card will be voted FOR the nominees listed below, FOR ratification of selection of Ernst & Young LLP as the Corporation's independent public accountants, and in the discretion of the proxies upon such other business as may properly come before the meeting.

Please mark your votes as indicated in this example   /X/

1.  ELECTION OF DIRECTORS                   FOR all         WITHHOLD AUTHORITY
                                            nominees        for all nominees
                                             / /                 / /
Nominees: Mr. Dreier, Mr. Flick, Mr. Gaw
Mr. Harlan, Mr. Heist, Mr. Jews, Mr. Kagler,
Mr. Mullin, Ms. St. Martin, Mr. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


---------------------------------------


2. Ratification of selection of Ernst & Young LLP as the independent public accountants for the Corporation.
                 FOR                 AGAINST                       ABSTAIN
                 / /                   / /                           / /

3. In their discretion upon such other business as may properly come before the meeting.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

Signature                      Signature                     Date
         ----------------------         ---------------------    ------------

NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give you full title as such.

                            THE RYLAND GROUP, INC.
                Proxy Solicited on Behalf of the Board of Directors
                  Annual Meeting of Stockholders - April 17, 1996

The undersigned stockholder in The Ryland Group, Inc. (the "Corporation"), acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 15, 1996, and hereby constitutes and appoints R. CHAD DREIER, Chairman of the Board of Directors, and ROBERT J. GAW, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Ryland's corporate headquarters, 4th Floor, 11000 Broken Land Parkway, Columbia, Maryland, on Wednesday, April 17, 1996, at 9:00 A.M., Eastern Daylight Time, and at any adjournments thereof.


                    (Continued and to be signed on reverse side)

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, this proxy will be voted FOR the nominees listed below, FOR ratification of selection of Ernst & Young LLP as the Corporation's independent public accountants, and in the discretion of the proxies upon such other business as may properly come before the meeting.

Please mark your votes as indicated in this example   /X/

1.  ELECTION OF DIRECTORS                   FOR all         WITHHOLD AUTHORITY
                                            nominees        for all nominees
                                             / /                 / /
Nominees: Mr. Dreier, Mr. Flick, Mr. Gaw
Mr. Harlan, Mr. Heist, Mr. Jews, Mr. Kagler,
Mr. Mullin, Ms. St. Martin, Mr. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


---------------------------------------


2. Ratification of selection of Ernst & Young LLP as the independent public accountants for the Corporation.
                 FOR                 AGAINST                       ABSTAIN
                 / /                   / /                           / /

3. In their discretion upon such other business as may properly come before the meeting.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

Signature                      Signature                     Date
         ----------------------         ---------------------    ------------

NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give you full title as such.